Exhibit 99.2

IHOP Corp.

First Quarter 2003 Call Script FINAL

Operator Introduction

Good day ladies and gentlemen, and welcome to the IHOP first quarter 2003 conference call.  As a reminder today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Ms. Stacy Roughan, please go ahead.

Stacy Roughan – Management and Safe Harbor Introductions

Good morning and thank you for joining us for IHOP’s first quarter 2003 conference call.  Today, with us from management are Julia Stewart, president and CEO, Tom Conforti, Chief Financial Officer, and Gregg Nettleton, Chief Marketing Officer.

Management’s formal remarks will be accompanied by a slide presentation which is available on the company’s website, www.ihop.com.  If you have access to the Internet and haven’t already done so, please take a moment to bring up the presentation on your computer screen to follow along with management’s presentation.  You should now advance to Slide 2.

Slide 2… Before I turn the call over to management, I would like to remind you that today’s conference call contains forward-looking statements as noted in slide number two.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and

IHOP Corp.

First Quarter 2003 Script

government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – First Quarter 2003 Highlights

Thanks, Stacy.

Moving to Slide 3…  We are pleased to be able to talk with you today about our strong performance for the first quarter 2003.  This is the first of what we believe will be many solid quarters to come as our marketing and operational initiatives take hold.  Let me share our financial highlights during the first quarter:

As you know, we have done a significant amount of work to set forth our vision of becoming number one in family dining and developing the strategies that will get us there.  Now, we are executing against those strategies.   We announced our new operating model in January, which will transition IHOP from a capital-intensive restaurant development model to a model where our franchisees finance new restaurant development.  This will allow IHOP to invest its time and resources in critical marketing and operational activities that are designed to drive system-wide sales growth.  We also announced a move to return cash to shareholders in the form of a quarterly dividend and share buyback program in March of this year.  These two business developments and related reorganization needs have resulted in a charge of $6.7 million, or

$0.19 per diluted share, in the first quarter of this year.  As a result, we reported net income of $6.0 million, or $0.28 per diluted share for the quarter.  Excluding this charge, we reported net income of $10.2 million, or $0.47 per diluted share, which is a penny better than the first quarter 2002.

Moving to Slide 4… These bottom line results were driven by top line performance.  System-wide sales for the quarter were strong at $413.8 million, which is a 13.1% increase over the first quarter last year.  We experienced strong system-wide sales growth due to our continued development efforts.  But, more importantly, our restaurants experienced increased comp store sales in the first few months of this year as guests have found new reasons to visit IHOP more often.  Our guests have responded to the call of our new ad campaign to “Come Hungry. Leave Happy.” and they are doing just that.

Comp store sales increased 2.2% for the quarter.  This represents the largest quarterly gain in comp store sales for IHOP in almost five years.  While the rest of the category was down during the first quarter, our comp store sales performance was significantly better than the competition — who universally reported negative comp store sales. Not only that, our performance compared favorably to our strongest quarter in 2002.  Our marketing strategy is doing exactly what we said it would do.  Our chief marketing officer, Gregg Nettleton, joins Tom and me today and will talk to you more about this in a few minutes.

We opened 20 new restaurants primarily in the Midwest, Rocky Mountain and the Western regions, of which 17 were IHOP-developed and three were developed by franchisees.  Our franchising activities included the sale of 11 IHOP-developed restaurants, three restaurants developed under our Franchise Investor Program (FIP), and we rehabilitated and refranchised one restaurant during the quarter for a total of 15 franchised restaurants.  We ended the quarter with a total of 1,118 IHOP restaurants nationwide and in Canada.

Moving to Slide 5…  We are executing on our marketing and operational strategies and these efforts are beginning to demonstrate the positive changes that we are committed to at IHOP.  Nowhere is this more evident than at our National Franchise Convention that was held in Colorado Springs last week.  Nearly 900 franchisees, employees, and vendor partners were in attendance.  And, I have to tell you; the excitement generated at the NFC was contagious.  The spirit of leadership and collaboration we have fostered over the past 12 months came full circle at the best NFC yet.  Our franchisees are energized.  They are seeing the benefits of our new marketing and operational initiatives in their restaurants.  Simply put, more guests are coming more often and our franchisees are making more money.  Our franchisees are doing their part by delivering a consistent guest experience with terrific promotional products and improved service initiatives.  We have gone back to the basics of delivering a great guest experience — one that exceeds their expectations.  When we embarked on our journey to become number one in family dining, I asked for the support and commitment of our franchisees.  Since then, we have aligned our resources and efforts in that direction… and our franchisees have truly begun the process of operationalizing our vision.

IHOP has also provided the important leadership our system needs.  We have made breakthroughs in the first quarter with an advertising campaign that resonates with our guests and shows an upbeat, positive portrayal of IHOP today.  Our media buying during the quarter reflects an aggressive, targeted approach, and included our first national network buy.  We have created great new reasons for guests to visit with our “Never-Ending” Pancakes and Stuffed French Toast promotional products.  And, our improved approach to operations is going to make our marketing efforts even more powerful.  We have enhanced our programs to train more than 55,000 IHOP family members to deliver each promotional product consistently at the restaurant level. We are also providing additional training support to improve hospitality and service within our restaurants.   Finally, at our National Franchise Convention, we kicked off our Mystery Shop program.  The franchisees and operators are excited about the consistent guest feedback and have embraced challenge of becoming number one.

Our brand has taken a giant step forward and I’m happy to be able to share the excitement we have created together with our franchisees.

Now, I’d like to turn the call over to our chief marketing officer, Gregg Nettleton.

Gregg Nettleton – Ad Campaign, Promotion and Comp Detail

Thanks, Julia.  It’s great to be here today to share such good news.

Moving to Slide 6…  We’ve produced solid results in a relatively short period of time, and our strategies are in place for continued success going forward as we enhance our brand and marketing process throughout 2003.  We approach our marketing strategy with three stages in mind.

In Stage One, our objective is to create a traffic building set of programs – including promotions, advertising and media buying — that energize the system, deliver improved financial results and provide a platform for future programs.  Our 2.2% comp store sales in the first quarter is an initial indication of the benefits from this strategy.

In Stage Two, our objective will be to address the menu by determining what needs to be added to be competitive, what needs to be removed and what needs to be enhanced — either via taste or presentation.  Over the next several months, our strategy will be to aggressively address this important area.

In Stage Three, we will leverage and strengthen the brand to gain substantial competitive advantages.  This is where we address brand touch points as we work to define and articulate our own brand personality – from the table top to our operations to the advertising you see on TV — connecting with our guests, our employees and all other members of the IHOP family.   Our goal in this process is a net sum game.  For our franchisees, that means little incremental cost versus existing programs.

Moving to Slide 7…  So far this year we are benefiting from a number of initiatives that we set in motion in January 2003.  The new advertising campaign from our agency McCann Erickson L.A. means T.V. viewers have a compelling reason to watch our ads and to remember what they have seen.  By offering strong limited time offer promotional items like “Never-Ending” Pancakes and our proprietary Stuffed French Toast product, we are giving our guests new reasons to visit IHOP – whether they are current IHOP guests or maybe haven’t visited us in a while. Looking at our comp performance relative to these promotional items, “Never-ending” Pancakes produced a negative .4% comp store sales increase overall.  However, this included the effect of two weeks of adverse weather across the Eastern half of the U.S.  This significantly impacted the positive trend in comp levels that “Never-ending” Pancakes produced during the first five weeks of the promotion.  If we exclude the adverse weather weeks, “Never-Ending” Pancakes average comp store sales were up 2.7%.  Stuffed French Toast performed well beyond our expectations at 6.3% average comp growth for the first four weeks of the promotion, which fell in the first quarter.  However, the Stuffed French Toast promotion spans both the first and second quarters of this year.  Our promotion strategy has driven the frequency of existing guests AND brought people back into our restaurants.  In the process, we’ve also unified the system and leveraged the efficiencies afforded a system of nearly 1,200 restaurants.  Changes in media buying strategies mean consumers are seeing more of our ads than ever before.  And, adding National Media — that is a whole new dimension for the way we support our business. On Monday, we introduced our third product promotion of the year – Paradise Pancakes.  Paradise Pancakes continues to leverage our core strength in the breakfast day-part, while also providing IHOP the platform to bring a bit of paradise to our guests with a festive new restaurant experience.

Moving to Slide 8…  In order to bring more guests into our restaurants, we have three key targets in the marketing area that we address with each and every effort.  Our first goal is to increase our level of awareness.  We are setting aggressive goals internally as we continue efforts to increase this key measurement.  Our second key goal is to drive traffic, which is the key to growth in our industry.  Increasing awareness will help us do that.  But, we must continue to offer strong promotional items that will motivate guests to visit more often.   Our third goal is to drive significant comp store sales growth, which is truly an outcome of the first two goals.  With several additional promotional products in the pipeline, effective media buying strategies now in place and operational and training initiatives to create a great guest experience… I am confident we will be able to continue driving improved comp store sales performance.

Our marketing efforts are creating change at IHOP.  And, as Julia mentioned, our franchisees are excited.  They’re energized.  And, as a company, we at the IHOP brand are equally energized as we continue our quest to become number one in family dining.

Now, I’ll turn it over to Tom for a more detailed financial overview of the quarter.

Tom Conforti — First Quarter 2003 Performance Detail

Thanks, Gregg.

Moving to Slide 9… We had a solid first quarter of 2003, which reflects the great strides we are making in re-energized marketing efforts and improved operational initiatives that Julia and Gregg just spoke to.  We have also made an important transition this quarter to new segment reporting information.  This is aimed at providing all of you a better understanding of our business going forward as well as those businesses we are exiting as we transition our operating model, which I will walk you through in a moment.

During the quarter, we reported net income of $6.0 million, or $0.28 per diluted share, which includes a non-recurring charge of $6.7 million, or a $0.19 per diluted share, related to expenses incurred as a result of the transition to our new operating model.  Net income excluding the charge was $10.2 million, or $0.47 per diluted share, for the first quarter 2003.  This represents 4.1% and 2.2% increases in net income and EPS, respectively.

Total revenues for the quarter were $94.0 million, a 15.3% increase compared to first quarter 2002 revenues of $81.5 million.  This increase was driven by increased sales at the restaurant level throughout out our franchise systems as well as the benefit of new restaurants franchised during the quarter.

Moving on to general and administrative expenses, which were $12.3 million for the quarter, a 14.8% increase compared with the first quarter last year due to increases in labor related expenses.  General and administrative expenses were 3.0% of system-wide sales in 2003, compared to 2.9% last year.  This increase reflects our investment in initiatives required to operate our new business model while continuing execute our old way of doing business.

Moving to Slide 10… As Julia mentioned, we incurred $5.5 million in expenses related to the write-off of development costs associated with potential sites that we are no longer going to develop as a result of the adoption of our new business model.  In addition, we incurred $1.2 million in management consulting and legal fees associated with the transition to our new business model.  Going forward, we anticipate additional reorganization charges of approximately $2.0 million for the remainder of 2003.

Moving to Slide 11…  We now report revenues in four key segments:  Franchise Operations, Rental Operations, Company Operations and Financing Operations.  As we previously announced in March, we are implementing this new segment reporting beginning in the first quarter 2003, and have restated our financials for 2002 to allow for the ease of year-over-year comparisons.  On our March 24th conference call on strategic financial alternatives, I detailed what goes into each of these segments, and our 10-Q — which will be filed later today — will also provide added detail.  Please review these sources for the detailed information that goes into these assumptions.

Revenues from Franchise Operations increased 12.5% to $33.8 million for the first quarter as compared to $30.0 million last year.  This was due to a 13.9% improvement in retail sales in franchise restaurants primarily due to an increase in the number of effective restaurants to a total of 903.  Also, average sales per effective restaurant increased 3.9% to $397,000.  Franchise Operations profit increased 12.9% to $18.4 million for the quarter due to the increases in effective restaurants and average sales per effective restaurant, as well as a 2.4% increase in comp store sales at franchise restaurants.

Rental Operations revenues increased 18.1% to $28.3 million as compared to $24.0 million last year.  This was due to an increase in the number of franchise restaurants from 830 to 913 as well as an increase in the number of operating leases.  Rental Operations profit increased 28.4% to $8.3 million.  This was due to increased revenue from IHOP owned properties that have a small amount of rent related expenses.

Company Operations revenues increased 10.6% to $19.7 million for the quarter as compared to $17.8 million last year.  This was due to an increase in the number of effective IHOP-operated restaurants and 7.9% increase in the average sales per IHOP-operated restaurant.   Effective IHOP-operated restaurants increased to 76 from 74 during the quarter and average sales per effective IHOP-operated restaurant increased to $259,000 from $240,000 last year.  Company operations profit decreased to a negative $1.2 million from a negative $800,000 for the quarter last year.  This was due to higher labor costs associated with the hiring of assistant managers at company-operated restaurants and the opening of some new restaurants as company-operated.

The last of the new segments we are reporting is Financing Operations. Financing Operations revenues increased 25.5% to $12.2 million for the quarter compared to $9.7 million last year.  This was due to an increase in the number of IHOP developed restaurants sold – two more franchises versus last year – for a total of 11 stores sold during the quarter.  It also reflects a higher receivable balance for which we received interest income.  Financing Operations profit decreased 5.6% to $5.4 million versus 2002 due to additional interest expense associated with our recent private placement in 2002.

Moving to Slide 12… The balance of cash and cash equivalents at March 31, 2003 decreased to $65.4 million from $98.7 million at the end of 2002 principally due to our decision to invest our cash balance in short-term, investment grade corporate bonds.  The balance of property and equipment increased 4.9% to $300.2 million from $286.2 million at the end of 2002 due to new restaurant development.

Long-term receivables increased to $333.5 million from $332.8 million in 2002 due to IHOP’s financing activities associated with the sales of franchises and equipment.  Franchise Fee Notes totaled $45.7 million while equipment notes totaled $155.4 million.  Our direct financing lease receivable was $132.4 million.  Long-term debt was $145.3 million due to our private placement.  Stockholders’ equity at the end of the quarter was $365.8 million versus $364.4 million at the end of 2002.

Capex, which included our portion of the 17 IHOP-developed restaurants opened during the quarter, was $27.3 million.

As recently announced, we are implementing a dividend program in recognition of our reduced need for capital and anticipated improved cash generation as we transition to our new operating model.  A week from Monday, on May 19th, IHOP will pay its first quarterly cash dividend of $0.25 per common share to shareholders of record as of May 1, 2003.  Future dividend declarations will be made at the discretion of the Board of Directors and will be based on such factors as our earnings, financial condition, cash requirements, future prospects and other factors.

Now, I’d like to turn the call back to Julia.

Julia Stewart – Q&A Wrap Up

Thanks, Tom.

Moving to Slide 13… Let me walk you through an outlook for 2003 before we take your questions.  We reiterate our expectation of net income per diluted share in the range of $1.55 to $1.70 for 2003.  We plan to develop 55 to 60 company-financed restaurants and 20 to 25 franchise developed restaurants, for a total of between 75 to 85 new restaurants this year.  Accordingly, Capex is estimated to be approximately $90 million to $100 million.  System-wide sales are expected to range between $1.55 billion and $1.6 billion.  Free cash flow is expected to fall within the range of negative $25 million to negative $35 million.

We are excited about the future.  With that, we would be pleased to answer any questions you might have… Operator?

Julia Stewart – Concluding Remarks

Thank you for joining today’s conference call.  Should you have any additional question, please feel free to call Tom or me directly.  Thank you.